                                                                      EXHIBIT 11


                          EVEREN CAPITAL CORPORATION
                  PRO FORMA COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                Three months        Six months
                                                   ended               ended
                                                June 30, 1996     June 30, 1996
                                                -------------     -------------
Net income reported                             $      42,419     $      49,225
                                                 ============      ============

Net income applicable to common shares          $      42,419     $      49,225
                                                 ============      ============

Pro forma weighted average common shares
  outstanding                                      17,213,995        17,213,995
                                                 ============      ============

Pro forma net income per share of common stock  $        2.46              2.86
                                                 ============      ============